Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 12 to Registration Statement No. 333-81184 on Form N-1A of our report dated August 26, 2010, relating to the financial statements and financial highlights of Active Assets Institutional Government Securities Trust (the “Fund”) for the year ended June 30, 2010, which reference appears in the audited financial statements dated June 30, 2011 of the Fund that are incorporated by reference in the Statement of Additional Information dated October 31, 2011 (“SAI”), which is part of such Registration Statement.

We also consent to the references to us under the captions “Financial Highlights” in the Prospectus, and “Other Service Providers - Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the SAI, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

October 26, 2011